Exhibit 99.10

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

TenX Keane Acquisition (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the proxy statement/prospectus included in such Registration Statement, and all amendments and supplements thereto as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 7, 2023

By:	/s/ Joel Mayersohn
Joel Mayersohn